EXHIBIT 99.1
FOR IMMEDIATE RELEASE

AtheroGenics Receives Delisting Notice from NASDAQ Global Market Due to Chapter 11 Filing

ATLANTA, GA – October 10, 2008 -- AtheroGenics, Inc. (NASDAQ: AGIX), today reported that it received notification from the Nasdaq Stock Market indicating that the staff of the Nasdaq Stock Market had determined, in accordance with NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300, that the Company’s common stock should be delisted from the Nasdaq Global Market in light of the Company's filing under Chapter 11 of the United States Bankruptcy Code.  Trading in the Company’s common stock on the Nasdaq Global Market will be suspended at the opening of business on October 14, 2008.  The Company expects that its common stock will continue to trade on the over-the-counter market or the Pink Sheets.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of potential drug candidates for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being developed for the treatment of Type 2 diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Examples of forward looking statements include our expectation that the Company’s common stock will continue to trade on the over-the-counter market or the Pink Sheets.  This and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements.  These risks include: additional information relating to the safety, efficacy or tolerability of AGI-1067 may be discovered upon further analysis of trial data; the U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete; and we cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com